CALCULATION OF REGISTRATION FEE
Title of Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Performance Securities with Contingent Protection Linked to the Hang Seng China Enterprises Index® due August 29, 2014	$1,326,050	$73.99
(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.
ISSUER PRICING SUPPLEMENT Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-158385 Dated August 27, 2009

Performance Securities with Contingent Protection
Linked to the Hang Seng China Enterprises Index®
Strategic Alternatives to Indexing
HSBC USA Inc. $1,326,050 Securities linked to the Hang Seng China Enterprises Index® due August 29, 2014

Investment Description

These Performance Securities with Contingent Protection linked to the Hang Seng China Enterprises Index® are senior unsecured notes issued by HSBC USA Inc., which we refer to as the “securities”. The securities are designed to provide enhanced exposure to potential appreciation in the performance of the Hang Seng China Enterprises Index® (the “index”). The amount you receive at maturity is based on the return of the index and on whether the index ending level is below the specified trigger level on the final valuation date. If the index return is greater than zero, at maturity, for each security, you will receive an amount in cash per security that is equal to the sum of (a) the principal amount plus (b) the product of (i) the principal amount multiplied by (ii) the index return multiplied by the participation rate of 103.00%. If the index return is equal to zero, at maturity, for each security, you will receive the principal amount.  If the index return is less than zero and the index ending level is greater than or equal to the trigger level, which is equal to 50% of the index starting level, at maturity, for each security, you will receive the principal amount. If the index return is less than zero and the index ending level is below the trigger level on the final valuation date, your securities will be fully exposed to any decline in the index, and you will lose some or all of your investment in the securities. Investors will not receive interest or dividend payments during the term of the securities. Investing in the securities involves significant risks. The contingent principal protection feature applies only if you hold the securities to maturity.  Any payment on the securities, including the contingent principal protection feature, is subject to the creditworthiness of the issuer.

Features

❑
Core Investment Opportunity:  If you are seeking market exposure to the underlying index, the Securities may provide an alternative to traditional investments. At maturity, the Securities allow you to participate in any positive Index Return while providing an initial cushion from negative Index Return.

❑
Contingent Protection Feature:  If you hold the Securities to maturity and the underlying index does not close below the Trigger Level on the final valuation date, you will receive at least 100% of your principal, subject to the creditworthiness of the issuer. If the underlying index closes below the Trigger Level on the final valuation date, your investment will be fully exposed to any negative Index Return.

Key Dates

Trade Date	August 27, 2009
Settlement Date	August 31, 2009
Final Valuation Date[1]	August 25, 2014
Maturity Date[1]	August 29, 2014

[1] Subject to postponement in the event of a market disruption event.

Security Offerings

We are offering Performance Securities with Contingent Protection Linked to the Hang Seng China Enterprises(TM) Index.  The return on the securities is not subject to a predetermined maximum gain. The trigger level will be 50% of the index starting level.  The participation rate will be 103.00%. The securities are offered at a minimum investment of $1,000.

See “Additional Information about HSBC USA Inc. and the Securities” on page 2. The securities offered will have the terms specified in the accompanying base prospectus dated April 2, 2009, the accompanying prospectus supplement dated April 9, 2009 and the terms set forth herein.  See “Key Risks” on page 7 of this pricing supplement and the more detailed “Risk Factors” beginning on page S-3 of the accompanying prospectus supplement for risks related to the securities and the index.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document, the accompanying base prospectus, prospectus supplement and any other related prospectus supplements. Any representation to the contrary is a criminal offense. The securities are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction.

The securities will not be listed on any U.S. securities exchange or quotation system. See “Supplemental Plan of Distribution” on page 11 for distribution arrangement.
	Price to Public	Underwriting Discount	Proceeds to Us
Per Security	$10.00	$0.35	$9.65
Total	$1,326,050	$46,411.75	1,279,638.25

UBS Financial Services Inc.	HSBC USA Inc.

Additional Information about HSBC USA Inc. and the Securities

This pricing supplement relates to one security offering linked to the index identified on the cover page.  The index described in this pricing supplement is a reference asset as defined in the prospectus supplement, and these securities being offered are notes for purposes of the prospectus supplement. The purchaser of a security will acquire senior unsecured debt instrument linked to the index.  Although the security offering relates to the index identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to the index, or as to the suitability of an investment in the securities.

You should read this document together with the prospectus dated April 2, 2009 and the prospectus supplement dated April 9, 2009.  You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 7 of this pricing supplement and in “Risk Factors” beginning on page S-3 of the prospectus supplement, as the securities involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

HSBC USA Inc. has filed a registration statement (including a prospectus and prospectus supplement) with the U.S. Securities and Exchange Commission, or the SEC, for the offering to which this pricing supplement relates.  Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, HSBC USA Inc. or any dealer participating in this offering will arrange to send you the prospectus and prospectus supplement if you request them by calling toll-free 1 888 800 4722.

You may access these documents on the SEC web site at www.sec.gov as follows:

♦	Prospectus supplement dated April 9, 2009:
http://sec.gov/Archives/edgar/data/83246/000114420409019785/v145824_424b2.htm

♦	Prospectus dated April 2, 2009:
http://sec.gov/Archives/edgar/data/83246/000104746909003736/a2192100zs-3asr.htm

As used herein, references to “HSBC”, “we,” “us” and “our” are to HSBC USA Inc. References to the “prospectus supplement” mean the prospectus supplement dated April 9, 2009 and references to “accompanying prospectus” mean the HSBC USA Inc. prospectus, dated April 2, 2009.

Investor Suitability
The securities may be suitable for you if:
♦    You believe the index will appreciate over the term of the securities.
♦    You seek an investment with a potentially enhanced return linked to the positive performance of the index.
♦    You are willing to hold the securities to maturity.
♦    You are willing to expose your principal amount to the full downside performance of the index if the index ending level is below the trigger level on the final valuation date and, therefore, are willing lose some or all of your initial investment.
♦    You are willing to forgo dividends or other distributions paid on the stocks included in the index in exchange for (i) potentially enhanced returns if the index appreciates and (ii) contingent protection if the index depreciates but the index ending level is not below the trigger level.
♦    You do not seek current income from this investment.
♦    You do not seek an investment for which there is an active secondary market.
♦    You are willing to invest in the securities based on the participation rate of 103.00%.
♦    You are comfortable with the creditworthiness of HSBC, as issuer of the securities.

The securities may not be suitable for you if:
♦    You do not believe the index will appreciate over the term of the securities.
♦    You do not seek an investment with exposure to the index.
♦    You are not willing to make an investment that is conditionally exposed to the full downside performance of the index.
♦    You are unable or unwilling to hold the securities to maturity.
♦    You seek an investment that is 100% principal protected.
♦    You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities issued by HSBC or another issuer with a similar credit rating.
♦    You prefer to receive dividends or other distributions paid on the stocks included in the index.
♦    You seek current income from this investment.
♦    You seek an investment for which there will be an active secondary market.
♦    You are not willing or are unable to assume the credit risk associated with HSBC, as issuer of the securities.

The suitability considerations identified above are not exhaustive. Whether or not the securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the securities in light of your particular circumstances.

Terms
Issuer	HSBC USA Inc. (A1/AA-)[1]
Principal Amount	$10 per security
Term	5 years
Participation Rate	103.00%
Final Valuation Date	Expected to be August 25, 2014, subject to postponement in the event of a market disruption event
Maturity Date	Expected to be August 29, 2014, subject to postponement in the event of a market disruption event
Payment at Maturity (per $10 security)
You will receive a cash payment at maturity linked to the performance of the index during the term of the securities.
If the index return is greater than zero, you will receive the sum of (a) your principal amount plus (b) the product of (i) your principal amount multiplied by (ii) the index return multiplied by the participation rate:
     $10 + [$10 x (index return x participation rate)]
If the index return is zero, you will receive your principal amount of:
     $10
If the index return is less than zero and the index ending level is greater than or equal to the trigger level on the final valuation date, you will receive your principal amount of:
     $10
If the index return is less than zero and the index ending level is below the trigger level on the final valuation date, you will receive the sum of (a) your principal amount plus (b) the product of (i) your principal amount multiplied by (ii) the index return:
$10 + [$10 x (index return)]
In this case the contingent protection is lost and you will lose some or all of your principal amount.

Index Return	index ending level – index starting level
index starting level
Index Starting Level	11,570.67, which was the closing level of the index on the trade date.
Index Ending Level	The official closing level of the index on the final valuation date, as determined by the calculation agent.
Official Closing Level
The closing level on any scheduled trading day will be the closing level of the index as determined by the calculation agent based upon determinations with respect thereto made by the reference sponsor and displayed on Bloomberg Professional® service page “HSCEI <INDEX>”.

Trigger Level	5,785.34, which is 50% of the index starting level.
Calculation Agent	HSBC USA, Inc.
CUSIP / ISIN	4042EP479 / US4042EP4795
Trustee
Notwithstanding anything contained in the accompanying prospectus supplement to the contrary, the securities will be issued under the senior indenture dated March 31, 2009, between HSBC USA Inc., as Issuer, and Wells Fargo Bank, National Association, as trustee.  Such indenture will have substantially the same terms as the indenture described in the accompanying prospectus supplement.

Paying Agent
Notwithstanding anything contained in the accompanying prospectus supplement to the contrary, HSBC Bank USA, N.A. will act as paying agent with respect to the securities pursuant to a Paying Agent and Securities Registrar Agreement dated June 1, 2009, between HSBC USA Inc. and HSBC Bank USA, N.A.

Determining Payment at Maturity

For each $10 principal amount of the securities you hold, you will receive an amount equal to the sum of (a) the principal amount plus (b) the product of (i) the principal amount multiplied by (ii) the index return.  Accordingly, for each $10 principal amount of the securities you hold, your payment at maturity will be calculated as follows:

$10 + [$10 x (index return)]

The principal protection on your securities is contingent. If the index return is less than zero and the index ending level is below the trigger level on the final valuation date, the contingent protection is lost and your principal amount will be fully exposed to any decline in the index. As a result, you will lose some or all of your principal amount at maturity.

__________________________
1 HSBC USA Inc. is rated A1 by Moody’s and AA- by Standard & Poor’s.  A credit rating reflects the creditworthiness of HSBC USA Inc. and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization.  The securities themselves have not been independently rated.  Each rating should be evaluated independently of any other rating. However, because the return on the securities is dependent upon factors in addition to our ability to pay our obligations under the securities, such as the trading level of the index, an improvement in our credit ratings, financial condition or results of operations is not expected to have a positive effect on the trading value of the securities.

What are the tax consequences of the securities?

You should carefully consider, among other things, the matters set forth in the section “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement. The following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the securities.  This summary supplements the section “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement and supersedes it to the extent inconsistent therewith.  This summary does not address the tax consequences that may be relevant to persons that own in the aggregate, directly or indirectly (including by reason of investing in the securities), more than 5% of any entity included in the index.  Notwithstanding any disclosure in the accompanying prospectus supplement to the contrary, our special U.S. tax counsel in this transaction is Sidley Austin LLP.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the securities.  Under one reasonable approach, the securities should be treated as pre-paid forward or other executory contracts with respect to the index.  We intend to treat the securities consistent with this approach and pursuant to the terms of the securities, you agree to treat the securities under this approach for all U.S. federal income tax purposes.  Subject to certain limitations described in the prospectus supplement, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Sidley Austin LLP, it is reasonable to treat the securities in accordance with this approach.  Pursuant to this approach, we do not intend to report any income or gain with respect to the securities prior to their maturity or an earlier sale or exchange and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the security for more than one year at such time for U.S. federal income tax purposes.  See "Certain U.S. Federal Income Tax Considerations — Certain Equity Linked Notes — Certain Notes Treated as Forward Contracts or Executory Contracts" in the prospectus supplement for certain U.S. federal income tax considerations applicable to securities that are treated as pre-paid cash-settled forward or other executory contracts.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the securities, other characterizations and treatments are possible and the timing and character of income in respect of the securities might differ from the treatment described above.  For example, the securities could be treated as debt instruments that are “contingent payment debt instruments” for U.S. federal income tax purposes, subject to the treatment described under the heading “Certain U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Payment Debt Instruments” in the prospectus supplement.

If one or more of the entities included in the index are treated as a real estate investment trust (“REIT”), partnership or trust, or passive foreign investment company (“PFIC”) for U.S. federal income tax purposes, or otherwise as a "pass-thru entity" for purposes of section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), it is possible that the securities will be subject to the "constructive ownership" rules of section 1260 of the Code.  If so, the portion of any gain that relates to a pass-thru entity that would otherwise be treated as long-term capital gain recognized on the sale, exchange, maturity, or other taxable disposition of the securities could be treated as ordinary income and subject to an interest charge.  Prospective investors in the securities should consult the offering documents with respect to the entities included in the index and their tax advisors regarding the possibility that one or more of the entities included in the index is treated as a REIT, a partnership or trust, or a PFIC for U.S. federal income tax purposes, or otherwise as a "pass-thru entity" for purposes of section 1260 of the Code, and regarding whether section 1260 applies to their securities.

In Notice 2008-2, the Internal Revenue Service ("IRS") and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or prepaid forward contract (which may include the securities) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual.  Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder (as defined in the prospectus supplement) of the securities is required to accrue income in respect of the securities prior to the receipt of payments with respect to the securities or their earlier sale.  Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the securities as ordinary income (including gain on a sale).  Finally, it is possible that a non-U.S. holder (as defined in the prospectus supplement) of the securities could be subject to U.S. withholding tax in respect of the securities.  It is unclear whether any regulations or other guidance would apply to the securities (possibly on a retroactive basis).  Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the securities.

We will not attempt to ascertain whether the any of the entities included in the index would be treated as a PFIC.  If one or more entities included in the index were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC or other authorities by the entities included in the index and  consult your tax advisor regarding the possible consequences to you if one or more entities included in the index is or becomes a PFIC.

PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SECURITIES.

Scenario Analysis and Examples at Maturity

The below scenario analysis and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of the index relative to the index starting level. We cannot predict the index ending level on the final valuation date. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the index. The numbers appearing in the examples below have been rounded for ease of analysis. The following scenario analysis and examples illustrate the payment at maturity for a $10.00 security on a hypothetical offering of the securities, reflecting the following:

Investment term:	5 years
Index starting level:	11,570.67
Trigger level:	5,785.34 (50% of the index starting level)
Participation rate:	103.00%

Example 1— The level of the index increases from an index starting level of 11,570.67 to an index ending level of 12,727.74. The index return is positive and expressed as a formula:

index return = (12,727.74-11,570.67) / 11,570.67 = 10.00%

payment at maturity = $10 + ($10 x (10.00% x 103.00%)) = $11.03

Because the index return is equal to 10%, the payment at maturity is equal to $11.03 per $10.00 principal amount of securities, and the return on the securities is 10.30%.

Example 2— The index ending level is equal to the index starting level of 11,570.67. The index return is zero and the payment at maturity per security is equal to the original $10.00 principal amount per security (a zero return):

index return = 0.00%

payment at maturity = $10.00

Example 3— The level of the index decreases from an index starting level of 11,570.67 to an index ending level of 8,099.47.  The index return is negative and expressed as a formula:

index return = (8,099.47-11,570.67) / 11,570.67 = -30.00%

payment at maturity = $10.00

Because the index ending level is greater than or equal to the trigger level on the final valuation date, you will receive the benefit of the contingent principal protection.  Therefore, the payment at maturity is equal to $10.00 per $10.00 principal amount of securities (a zero return).

Example 4— The level of the index decreases from an index starting level of 11,570.67 to an index ending level of 4,628.27. The index return is negative and expressed as a formula:

index return = (4,628.27-11,570.67) / 11,570.67 = -60.00%

payment at maturity = $10 + ($10 x -60.00%) = $4.00

Because the index ending level is below the trigger level on the final valuation date, you will lose the benefit of the contingent principal protection and the securities will be fully exposed to any decline in the index level on the final valuation date.  Therefore, the return on the securities is -60.00%.  In this case, you would incur a loss of 60% on your securities.

If the index ending level is below the trigger level on the final valuation date, the securities will be fully exposed to any decline in the index, and you will lose some or all of your principal amount at maturity.

Scenario Analysis – hypothetical payment at maturity for each $10.00 principal amount of securities.

Performance of the Index		Performance of the Securities
Index Ending Level	Index Return*	Participation Rate	Return on Securities at Maturity	Payment at Maturity
23,141.34	100.00%	103.00%	103.00%	$20.30
21,984.27	90.00%	103.00%	92.70%	$19.27
20,827.21	80.00%	103.00%	82.40%	$18.24
19,670.14	70.00%	103.00%	72.10%	$17.21
18,513.07	60.00%	103.00%	61.80%	$16.18
17,356.01	50.00%	103.00%	51.50%	$15.15
16,198.94	40.00%	103.00%	41.20%	$14.12
15,041.87	30.00%	103.00%	30.90%	$13.09
13,884.80	20.00%	103.00%	20.60%	$12.06
12,727.74	10.00%	103.00%	10.30%	$11.03
11,570.67	0.00%	N/A	0.00%	$10.00
10,413.60	-10.00%	N/A	0.00%	$10.00
9,256.54	-20.00%	N/A	0.00%	$10.00
8,099.47	-30.00%	N/A	0.00%	$10.00
6,942.40	-40.00%	N/A	0.00%	$10.00
5,785.34	-50.00%	N/A	0.00%	$10.00
4,628.27	-60.00%	N/A	-60.00%	$4.00
3,471.20	-70.00%	N/A	-70.00%	$3.00
2,314.13	-80.00%	N/A	-80.00%	$2.00
1,157.07	-90.00%	N/A	-90.00%	$1.00
0.00	-100.00%	N/A	-100.00%	$0.00
*. The index return excludes any cash dividend payments.

Key Risks

An investment in the securities involves significant risks. Some of the risks that apply to the securities are summarized here, but we urge you to read the more detailed explanation of risks relating to the securities generally in the “Risk Factors” section of the accompanying prospectus supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

♦
Principal Protection Applies Only in Limited Circumstances and Otherwise You May Lose Up to 100% of Your Initial Investment – Your principal amount will be protected only if the index ending level is greater than or equal to the trigger level on the final valuation date.  The securities differ from ordinary debt securities in that we may not pay you 100% of the principal amount of your securities if the index ending level is below the trigger level on the final valuation date.  In that event, the contingent protection will be eliminated and, at maturity, you will be fully exposed to any decline in the index.  Accordingly, you may lose up to 100% of your principal amount.

♦
Contingent Principal Protection Only Applies if You Hold the Securities to Maturity – You should be willing to hold your securities to maturity.  The securities are not designed to be short-term trading instruments.  The price at which you will be able to sell your securities to us, our affiliates or any party in the secondary market prior to maturity, if at all, may be at a substantial discount from the principal amount of the securities, even in cases where the index has appreciated since the trade date.

♦
Credit of Issuer – The notes are senior unsecured debt obligations of the issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any principal protection at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the securities and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the securities.

♦
The Securities are Not Insured by any Governmental Agency of the United States or any Other Jurisdiction – The securities are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction.  An investment in the securities is subject to the credit risk of the issuer, HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payment at maturity of the securities. This debt is not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

♦
Lack of Liquidity – The securities will not be listed on any securities exchange or quotation system. An affiliate of HSBC intends to offer to repurchase the securities in the secondary market but is not required to do so and may cease any such market-making activities at any time without notice. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which an affiliate of HSBC is willing to buy the securities, which will exclude any fees or commissions you paid when you purchased the securities and therefore will generally be lower than the price you paid when you purchased the securities.

♦
Impact of Fees on Secondary Market Prices – Generally, the price of the securities in the secondary market is likely to be lower than the initial offering price since the issue price includes, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the securities.

♦
Uncertain Tax Treatment – There is no direct legal authority as to the proper tax treatment of the securities, and therefore significant aspects of the tax treatment of the securities are uncertain, as to both the timing and character of any inclusion in income in respect of the securities.  Under one approach, the securities should be treated as pre-paid forward or other executory contracts with respect to the index.  We intend to treat the securities consistent with this approach and pursuant to the terms of the securities, you agree to treat the securities under this approach for all U.S. federal income tax purposes.  See “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts or Executory Contracts” in the prospectus supplement for certain U.S. federal income tax considerations applicable to securities that are treated as pre-paid cash-settled forward or other executory contracts. Certain of the entities included in the index could be treated as a "real estate investment trust" (“REIT”), partnership, trust, or “passive foreign investment company” (“PFIC”) for U.S. federal income tax purposes, or otherwise as a "pass-thru entity" for purposes of section 1260 of the Internal Revenue Code of 1986, as amended, (the “Code”) in which case it is possible that the securities will be subject to the “constructive ownership” rules of section 1260 of the Code.  If so, the portion of any gain that relates to a pass-thru entity that would otherwise be treated as long-term capital gain recognized on the sale, exchange, maturity, or other taxable disposition of the securities could be treated as ordinary income and subject to an interest charge.  Because of the uncertainty regarding the tax treatment of the securities, we urge you to consult your tax advisor as to the tax consequences of your investment in a security.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or prepaid forward contract (which may include the securities) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual.  Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder (as defined in the prospectus supplement) of the securities is required to accrue income in respect of the securities prior to the receipt of payments with respect to the securities or their earlier sale.  Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the securities as ordinary income (including gain on a sale).  Finally, it is possible that a non-U.S. holder (as defined in the prospectus supplement) of the securities could be subject to U.S. withholding tax in respect of the securities.  It is unclear whether any regulations or other guidance would apply to the securities (possibly on a retroactive basis).  Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the securities.

We will not attempt to ascertain whether the any of the entities included in the index would be treated as a PFIC.  If one or more entities included in the index were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC or other authorities by the entities included in the index and  consult your tax advisor regarding the possible consequences to you if one or more entities included in the index is or becomes a PFIC.

For a more complete discussion of the U.S. federal income tax consequences of your investment in a security, please see the discussion under “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement.

♦
Owning the Securities is Not the Same as Owning the Stocks Comprising the Index – The return on your securities may not reflect the return you would realize if you actually owned the stocks included in the index.  As a holder of the securities, you will not receive interest payments, and you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of stocks included in the index would have.

♦
Changes Affecting the Index – The policies of the reference sponsor (as defined below) concerning additions, deletions and substitutions of the stocks included in the index and the manner in which the reference sponsor takes account of certain changes affecting those stocks included in the index may adversely affect the level of the index.  The policies of the reference sponsor with respect to the calculation of the index could also adversely affect the level of the index.  The reference sponsor may discontinue or suspend calculation or dissemination of the index.  Any such actions could have an adverse effect the value of the securities.

♦
Market Price Prior to Maturity – The market price of the securities will be influenced by many unpredictable and interrelated factors, including the level of the index; the volatility of the index; dividends; the time remaining to the maturity of the securities; interest rates in the markets in general; geopolitical conditions and economic, financial, political, regulatory, judicial or other events; and the credit worthiness of HSBC.

♦
Potential Conflict of Interest – HSBC and its affiliates may engage in business with the issuers of the stocks comprising the index, which could affect the price of such stocks or the level of the index and thus, may present a conflict between the obligations of HSBC and you, as a holder of the securities.  Additionally, potential conflicts of interest may exist between the calculation agent, who is the issuer of the securities, and you with respect to certain determinations and judgments that the calculation agent must make, which include determining the payment at maturity based on the observed index ending level as well as whether to postpone the determination of the index ending level and the maturity date if a market disruption event occurs and is continuing on the final valuation date.

♦
Non-U.S. Securities Markets Risks – The stocks included in the index are issued by Chinese companies publicly traded in countries other than the United States. Because of the global nature of these issuers, investments in securities linked to the value of these equity securities involve particular risks. For example, non-U.S. securities markets may be more volatile than the U.S. securities markets, and market developments may affect these markets differently from the United States or other securities markets. Government intervention to stabilize the securities markets outside the United States, as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. Also, the public availability of information concerning the issuers of stocks included in the index will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the issuers of the stocks included in the index may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies.

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Risks Associated with Emerging Markets – An investment in the securities will involve risks not generally associated with investments which have no emerging market component. In particular, many emerging nations, such as China, are undergoing rapid institutional change, involving the restructuring of economic, political, financial, and legal systems. Regulatory and tax environments may be subject to change without review or appeal. Many emerging markets suffer from underdevelopment of capital markets and tax regulation. The risk of expropriation and nationalization remains a threat. Guarding against such risks is made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.

♦
Potential HSBC Impact on Market Price of Underlying Stock – Trading or transactions by HSBC or its affiliates in the index and/or over-the-counter options, futures, or other instruments with returns linked to the performance of the index, may adversely affect the market price of the index and, therefore, the market value of the securities.

♦
Potentially Inconsistent Research, Opinions or Recommendations by HSBC – HSBC, UBS Financial Services Inc., and their respective affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding any offering of the securities.  Any such research, opinions or recommendations could affect the level of the index or the price of the stocks included in the index, and therefore, the market value of the securities.

Market Disruption Event

If the final valuation date is not a scheduled trading day, then the final valuation date will be the next scheduled trading day.  If a market disruption event (as defined below) exists on the final valuation date, then the final valuation date will be the next scheduled trading day for which there is no market disruption event.  If the market disruption event continues for five consecutive scheduled trading days, then the fifth of such consecutive scheduled trading days will nonetheless be the final valuation date, and the calculation agent will determine, in its discretion, the official closing level of the index on that date by means of the formula for, and method of calculating of, the index which applied just prior to the market disruption event, using the relevant exchange’s traded or quoted price of each stock in the index (or if an event giving rise to a market disruption event has occurred with respect to a stock in the index and is continuing on that fifth scheduled trading day, the Calculation Agent’s good faith estimate of the value for that stock).  If the final valuation date is postponed, then the maturity date will also be postponed until the fourth business day following the postponed final valuation date.

“Market disruption event” means any scheduled trading day on which any relevant exchange or related exchange fails to open for trading during its regular trading session or on which any of the following events has occurred and is continuing which we determine is material:

(i)  any suspension of or limitation imposed on trading by any relevant exchange or related exchanges or otherwise, (A) relating to any stock included in the index; or (B) in futures or options contracts relating to the index on any related exchange; or

(ii)  any event (other than any event described in (iii) below) that disrupts or impairs the ability of market participants in general (A) to effect transactions in, or obtain market values for, any stock included in the index; or (B) to effect transactions in, or obtain market values for, futures or options contracts relating to the index on any applicable related exchange; or

(iii)  the closure, on any scheduled trading day, of any relevant exchange or any related exchange relating to any stock included in the index prior to its scheduled closing time (unless the earlier closing time is announced by the relevant exchange or related exchange at least one hour prior to the earlier of (A) the actual closing time for the regular trading session on such exchange; or (B) the submission deadline for orders to be entered into the relevant exchange or related exchange for execution at the close of trading on that day).

“Related exchange” means each exchange or quotation system or any successor or temporary substitute for such exchange or quotation system (provided we have determined, for a substitute exchange or quotation system, that liquidity on such substitute is comparable to liquidity on the original related exchange) and where trading has a material effect (as determined by the calculation agent) on the overall market for futures or options contracts relating to the index.

“Relevant exchange” means the primary exchange or quotation system for any stock then included in the index.

“Scheduled closing time” means the scheduled weekday closing time of the relevant exchange or related exchange, without regard to after hours or any other trading outside of the regular trading session hours.

“Scheduled trading day” means any day on which all of the relevant exchanges and related exchanges are scheduled to be open for their respective regular trading sessions.

INDEX INFORMATION

This pricing supplement is not an offer to sell and it is not an offer to buy stocks comprising the index.  All disclosures contained in this pricing supplement regarding the index, including its make-up, performance, method of calculation, and changes in its components, are derived from publicly available information.  Neither HSBC nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about the index or stocks comprising the index contained in this pricing supplement.  You should make your own investigation into the index as well as stocks included in the index.  The reference sponsor has no obligation to continue to publish, and may discontinue publication of, the index.  The reference sponsor may discontinue or suspend the publication of the index at any time.

Neither we nor any affiliate makes any representation that any publicly available information regarding the reference sponsor is accurate or complete.  For more information, we urge you to read the section “Sponsors or Issuers and Reference Asset” on page S-37 in the accompanying prospectus supplement.

The Hang Seng China Enterprises Index® (the “index”)

HSI Services Limited publishes the index.

The index is compiled, published and managed by HSI Services Limited and was first calculated and published on August 8, 1994. The index was launched as a market-capitalization weighted index, consisting of all the Hong Kong listed H-shares of Chinese enterprises one year after the first H share company was listed on the Stock Exchange of Hong Kong Ltd. H-shares are Hong Kong listed shares, traded in Hong Kong dollars, of Chinese state-owned enterprises. With the launch of the 200-stock Hang Seng Composite Index (“HSCI”) on October 3, 2001, the index became part of the Hang Seng Composite Index Series (the “HSCI Series”). Since then, constituents of the index comprise only the largest H-share companies which are included in the 200-stock HSCI. The index had a base index of 1,000 at launch, but on October 3, 2001 with the launch of the HSCI Series, the index was rebased with a value of 2,000 at January 3, 2000 to align with the HSCI Series. The index is reviewed semi-annually together with the HSCI Series. H-Share companies joining or leaving the HSCI are automatically included or excluded from the index.

To be included in the HSCI and be eligible for inclusion in the index, a stock must have a primary listing on the main board of the Stock Exchange of Hong Kong and the issuer must not have a secondary listing in Hong Kong, stocks listed on the Growth Enterprises Market, or preference shares, debt securities, or other derivatives. A stock is removed from the HSCI if (a) it had more than 20 trading days without turnover over the past 12 months, excluding days when the stock is suspended from trading, or (b) if the stock’s 12-month average market capitalization ranks fall to the 240th position or below. Stocks with less than one year listing history will be counted on a pro-rata basis. A stock is added to HSCI if (a) it has had less than 20 trading days without turnover over the past 12 months, excluding days when the stock is suspended from trading, and (b) the stock’s 12-month average market capitalization ranks rises to the 160th position or better. The number of constituent stocks in the HSCI is fixed at 200, so the next highest ranking stock will be added or the next lowest ranking constituents will be removed if the numbers of stocks that leave and join the HSCI are not the same.

The calculation methodology of the index changed on March 6, 2006 to a free float-adjusted market capitalization methodology. This free float adjustment aims to exclude from the index calculation long-term core shareholdings that are not readily available for trading. A free float-adjusted factor, which represents the proportion of shares that are free-floating as a percentage of issued shares, is now used to adjust the number of shares for index calculation. A 15% cap on individual stock weights is also applied to assure no one stock dominates the index.

Calculation of the Index

As of March 6, 2006 the index uses a freefloat-adjusted market capitalization weighting calculation methodology. Under this calculation methodology, the following shareholdings are viewed as strategic in nature and excluded for calculation:

(1) shares held by strategic shareholders who individually or collectively control more than 30% of the shareholdings;

(2) shares held by directors who individually control more than 5% of the shareholdings;

(3) shares held by a Hong Kong-listed company which controls more than 5% of the shareholdings as investments; and

(4) shares held by shareholders who individually or collectively represent more than 5% of the shareholdings in the company and with a publicly disclosed lock-up arrangement.

A Freefloat – Adjusted Factor (“FAF”), representing the proportion of shares that are free floated as a percentage of the issued shares, is rounded up to the nearest multiple of 5% for the calculation of the index.

A Cap Factor (“CF”) of 15% is calculated in each regular half-yearly constituent implementation, such that no constituent has a weighting exceeding 15%.

The index is calculated using the following formula:

Current Index =	× Yesterday’s Closing Index

Where Pt is the current price at day t, Pt-1 is the closing price at day (t-1), IS is the issued H-shares, FAF is the free float adjusted factor, and CF is the Cap Factor. The FAF, which is adjusted every six months, represents the proportion of shares that are free floated as a percentage of the issued H-shares. The FAF is between 0 and 1 and is rounded up to the nearest multiple of 5% for index calculation. The CF is also adjusted every six months and is calculated so that no constituent stock has a weighting that exceeds 15%.

License Agreement with Hang Seng Data Services Limited:

The HSCEI is published and compiled by HSI Services Limited pursuant to a license from Hang Seng Data Services Limited. The marks and names “The Hang Seng Index®” and “The Hang Seng China Enterprises Index®” are proprietary to Hang Seng Data Services Limited. HSI Services Limited and Hang Seng Data Services Limited have agreed to the use of, and reference to, the Index by HSBC Bank USA, National Association in connection with the securities, but neither HSI Services Limited nor Hang Seng Data Services Limited warrants or represents or guarantees to any broker or holder of the securities or any other person (i) the accuracy or completeness of any of the Index and its computation or any information related thereto; or (ii) the fitness or suitability for any purpose of any of the Index or any component or data comprised in it; or (iii) the results which may be obtained by any person from the use of any of the Index or any component or data comprised in it for any purpose, and no warranty or representation or guarantee of any kind whatsoever relating to any of the Index is given or may be implied. The process and basis of computation and compilation of any of the Index and any of the related formula or formulae, constituent stocks and factors may at any time be changed or altered by HSI Services Limited without notice. To the extent permitted by applicable law, no responsibility or liability is accepted by HSI Services Limited or Hang Seng Data Services Limited (i) in respect of the use of and/or reference to any of the Index by HSBC BANK USA, National Association in connection with the securities; or (ii) for any inaccuracies, omissions, mistakes or errors of HSI Services Limited in the computation of any of the Index; or (iii) for any inaccuracies, omissions, mistakes, errors or incompleteness of any information used in connection with the computation of any of the Index which is supplied by any other person; or (iv) for any economic or other loss which may be directly or indirectly sustained by any broker or holder of the securities or any other person dealing with the securities as a result of any of the aforesaid, and no claims, actions or legal proceedings may be brought against HSI Services Limited and/or Hang Seng Data Services Limited in connection with the securities in any manner whatsoever by any broker, holder or other person dealing with the securities. Any broker, holder or other person dealing with the securities does so therefore in full knowledge of this disclaimer and can place no reliance whatsoever on HSI Services Limited and Hang Seng Data Services Limited. For the avoidance of doubt, this disclaimer does not create any contractual or quasi-contractual relationship between any broker, holder or other person and HSI Services Limited and/or Hang Seng Data Services Limited and must not be construed to have created such relationship.

The graph below illustrates the performance of the index from 1/4/99 through 8/27/09 as reported on Bloomberg Professional® service along with the 50% trigger level that is based on an index starting level of 11,570.67, the closing level of the index on the trade date.  The historical levels of the index should not be taken as an indication of future performance.

The closing level of the index on August 27, 2009 was 11,570.67.

Certain ERISA Considerations

We urge you to read and consult “Certain ERISA Considerations” section in the Prospectus Supplement.

Discontinuance or Modification of the Index

If the reference sponsor discontinues publication of or otherwise fails to publish the index on any day on which the index is scheduled to be published and the reference sponsor or another entity publishes a successor or substitute index that the calculation agent determines to be comparable to the discontinued index (the comparable index, the “successor index”), then that successor index will be deemed to be the index for all purposes relating to the securities, including for purposes of determining whether a market disruption event exists.  Upon any selection by the calculation agent of a successor index, the calculation agent will furnish written notice to us and the holders of the securities.

If the index is discontinued or if the reference sponsor fails to publish the index and the calculation agent determines that no successor index is available at that time, then the calculation agent will determine the applicable official closing level using the same general methodology previously used by such reference sponsor.  The calculation agent will continue to make that determination until the earlier of (i) the final valuation date or (ii) a determination by the calculation agent that the index or a successor index is available.  In that case, the calculation agent will furnish written notice to us and the holders of the securities.

If at any time the method of calculating the index or a successor index, or the level thereof, is changed in a material respect, or if the index or a successor index is in any other way modified so that, in the determination of the calculation agent, the level of that index does not fairly represent the level of the index or successor index that would have prevailed had those changes or modifications not been made, then the calculation agent will make the calculations and adjustments as may be necessary in order to determine a level comparable to the level that would have prevailed had those changes or modifications not been made.  In that case, the calculation agent will furnish written notice to us and the holders of the securities.

Notwithstanding these alternative arrangements, if the publication of the index is discontinued, it may adversely affect the value of, and trading in, the securities.

“Reference sponsor” means HSI Services Limited.

Events of Default and Acceleration

If the securities have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the securities, the calculation agent will determine the accelerated payment due and payable at maturity in the same manner as described in “Terms” in this pricing supplement.  In that case, the scheduled trading day preceding the date of acceleration will be used as the final valuation date for purposes of determining the index return.  If a market disruption event exists with respect to the index on that scheduled trading day, then the accelerated final valuation date for the index will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled final valuation date).  The accelerated maturity date will then be the fourth business day following the accelerated final valuation date.

If the securities have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the securities.  For more information, see “Description of Debt Securities — Events of Default” in the accompanying prospectus.

Supplemental Plan of Distribution

We will agree to sell to UBS Financial Services Inc. (the “Agent”), and the Agent will agree to purchase, all of the securities at the price indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) containing the final pricing terms of the securities. We will agree to indemnify the Agent against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agent may be required to make relating to these liabilities as described in the accompanying prospectus supplement and the prospectus. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount to its affiliates.

Subject to regulatory constraints, HSBC USA Inc. (or an affiliate thereof) intends to offer to purchase the securities in the secondary market, but is not required to do so and may cease making such offers at any time.  We or our affiliate will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the securities and the Agent and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.